Exhibit 10.2

BURGERFI INTERNATIONAL, INC.

AMENDED EMPLOYMENT AGREEMENT

THIS AMENDED EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into effective as of the 4 day of March, 2022, by and between BURGERFI INTERNATIONAL, INC., a Delaware corporation (the “Company”), and MICHAEL RABINOVITCH, an individual (“Executive”).

RECITALS

WHEREAS, the Company and the Executive are parties to that certain Employment Agreement, dated as of February 26, 2021 (the “Employment Agreement”), pursuant to which the Executive serves as the Chief Financial Officer of the Company;

WHEREAS, on the terms and subject to the conditions hereinafter set forth, the Company desires to amend the Employment Agreement with respect to Executive’s compensation as set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.	Capitalized Terms. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Employment Agreement.

2.	Amendment to Employment Agreement. The Employment Agreement is hereby amended as follows:

a.	Sections 5.1 and 5.8 are hereby deleted and replaced with the following:

5.1

Salary. An annual salary of $400,000.00, subject to applicable withholdings and deductions and paid in installments in accordance with the Company’s normal payroll practices for its senior management. Such annual salary shall be subject to review at the end of each year of the Employment Period by the compensation committee of the board of directors in consultation with the Executive Chairman and the Chief Executive Officer.

5.8

Relocation Allowance. Executive shall be entitled to reimbursement of up to $40,000 of costs incurred by Executive in connection with the sale of his former residence or relocation costs for up to thirty-six (36) months from the Commencement Date. Without limiting the foregoing, to the extent any of the relocation costs that are paid or reimbursed by the Company pursuant to this Section 5.8 are treated by the Company as compensation income to Executive (the “Relocation Payments”), the Company shall provide Executive with an additional gross-up payment (the “Relocation Gross-Up Payment”) equal to the federal income, state income and employment taxes imposed on the Relocation Payments and such Relocation Gross-Up Payment, so that the net amount received by Executive pursuant to this Section 5.8 shall equal the amount Executive would have received had such Relocation Payments not been subject to such federal income, state income or employment taxes; provided that such Relocation Gross-Up Payment (if any) shall be made to Executive no later than the end of the calendar year following the year in which the taxes were remitted to the relevant taxing authorities.

3.	Entirety. Except as expressly modified hereby, the Employment Agreement shall remain in full force and effect.

4.

Counterparts. This Amendment may be executed in counterparts and by facsimile and/or email .pdf, each of which shall constitute originals and all of which, when taken together, shall constitute the same original instrument, legally binding all parties to this Amendment.

[Signatures on the following page.]

With full power and authority and intending to be legally bound, the parties hereto have executed this Amendment as of the date first above written.

BURGERFI INTERNATIONAL, INC.

By:	/s/ Ian Baines
Name:	Ian Baines
Title:	Chief Executive Officer

EXECUTIVE:

By:	/s/ Michael Rabinovitch
Michael Rabinovitch